Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2013, relating to the consolidated financial statements of Yelp Inc. and its subsidiaries (collectively, the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph with respect to the retrospective adoption of new accounting guidance related to the presentation of comprehensive loss appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

    /S/ DELOITTE & TOUCHE LLP

San Jose, California

March 26, 2013